UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 22, 2015

ASTRO-MED, INC.

(Exact name of registrant as specified in its charter)

Rhode Island	0-13200	05-0318215
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 East Greenwich Avenue

West Warwick, RI 02893

(Address of principal executive offices) (Zip Code)

(401)-828-4000

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On November 22, 2015, April Ondis, 41, was appointed to the Board of Directors of Astro-Med, Inc. (the “Issuer”).

Under the terms of the Issuer’s Non-Employee Director Annual Compensation Program, upon her appointment to the Board of Directors, Ms. Ondis was paid $1,750 as the quarterly payment of the annual $7,000 cash retainer paid to each non-employee director, and was also granted 736 shares of restricted common stock as the pro-rated portion of the annual restricted stock award with a value equal to $20,000 granted to each non-employee director. The restricted stock vests on the earlier of 12 months after the grant date or the date immediately prior to the next annual meeting (or special meeting in lieu of annual meeting) of shareholders. In addition, under the terms of the Issuer’s 2015 Equity Incentive Plan, Ms. Ondis was granted non-qualified options to purchase 5,000 shares of the Issuer’s common stock in connection with her initial election to the board. Such options vest immediately prior to the next annual meeting of the Issuer.

Ms. Ondis is the daughter of the late Mr. Albert W. Ondis, the Issuer’s founder. As a result of her appointment as a co-executor of the Estate of Albert W. Ondis (the “Estate”), Ms. Ondis is deemed to have acquired beneficial ownership of the shares of the Issuer’s common stock held by the Estate. On December 4, 2014, the Issuer entered into a Stock Repurchase Agreement with Ms. Ondis and the other co-executors of the Estate to repurchase 500,000 shares of the Issuer’s common stock at a per share price of $12.50, for an aggregate purchase price of $6,250,000. The transaction was consummated on December 5, 2014.

A copy of the Issuer’s press release regarding the appointment of Ms. Ondis to the Board of Directors is attached hereto as Exhibit 99.1 and is incorporated by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit No.	Exhibit

99.1	Press Release Dated November 24, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTRO-MED, INC.

Dated: November 25, 2015	By:	/s/ Joseph P. O’Connell
Joseph P. O’Connell
Senior Vice President, Treasurer and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Exhibit

99.1	Press Release Dated November 24, 2015

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